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Exhibit 10.15

        CONFORMED COPY

TAX ALLOCATION AGREEMENT

        This Tax Allocation Agreement, dated as of March 16, 2004 (this "Agreement"), is made by and among Mrs. Fields' Companies, Inc., a Delaware corporation ("Parent"), Mrs. Fields Famous Brands, LLC, a Delaware limited liability company and indirect subsidiary of Parent ("MFFB"), and each other direct and indirect Subsidiary of MFFB (as defined herein).

Recitals

        Parent is the common parent of an affiliated group (the "Group") of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

        Parent (i) will file consolidated U.S. federal income tax returns on behalf of itself and the other members of the Group and (ii) will file unitary, combined, consolidated or similar state, local and foreign income tax returns on behalf of itself and the other relevant members of the Group in all jurisdictions where advisable.

        Parent and the MFFB Subgroup (as defined herein) wish to allocate and settle among themselves the portion of the consolidated U.S. federal income tax liabilities, and the state, local and foreign income tax liabilities, of the Group that are deemed attributable to the MFFB Subgroup.

        Accordingly, the parties agree as follows:

        1.    Definitions.    For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a)   "Estimated Tax Payments" for any Taxable Period means the aggregate payments for such Taxable Period provided in Paragraph 5.

          (b)   "Final Determination" means a closing agreement with the Internal Revenue Service (the "IRS"), claim for refund which has been allowed, deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or the time for appeal of which has expired.

          (c)   "MFFB Subgroup" means collectively (1) MFFB, (2) each Subsidiary (whether now existing or hereafter formed or acquired) that at the time would be treated as a corporation for U.S. federal income tax purposes and (3) each Subsidiary (whether now existing or hereafter formed or acquired) that at the time would be treated as a disregarded entity for U.S. federal income tax purposes.

          (d)   "MFFB Subgroup Tax" means with respect to any Taxable Period and subject to the rules set forth below in this Paragraph 1(d) and Paragraph 6, a hypothetical U.S. federal income tax liability that the MFFB Subgroup would have for such Taxable Period determined as if (x) the MFFB Subgroup constituted an affiliated group of corporations within the meaning of Section 1504 of the Code and (y) MFFB were the common parent of such hypothetical affiliated group, and calculated by (i) imposing a tax on the taxable income of the MFFB Subgroup at a rate equal to the highest marginal rate of corporate tax specified under the Code and applicable to that Taxable Period and taking into account minimum tax, alternative minimum tax and recapture of credits and (ii) employing the methods and principles of accounting, elections and conventions as determined in the reasonable discretion of Parent.

        For purposes of determining MFFB Subgroup Tax with respect to any Taxable Period, the following special rules shall apply:

          (I)   MFFB and, in the sole discretion of Parent, any other member of the MFFB Subgroup that is treated as a disregarded entity for U.S. federal income tax purposes, shall be treated hypothetically as if it had made an election under Treasury Regulations § 301.7701-3 to be treated as a corporation for U.S. federal income tax purposes;

          (II)  Each member of the MFFB Subgroup shall be treated for all purposes of this Agreement as if it had no carryovers of losses, credits or similar attributes, as of (or prior to) the date that this Agreement becomes effective; and

          (III) Parent may from time to time establish any other special rules that Parent in its reasonable discretion deems necessary or appropriate to carry out the underlying principles of and procedures for allocation of this Agreement (including, without limitation, rules relating to the carryforward of losses, credits or similar attributes).

          (e)   "Subsidiary" means, for U.S. federal income tax purposes, a direct or indirect subsidiary of MFFB, whether now existing or hereafter formed or acquired, that would at the relevant time (A) be entitled or required to join with Parent in filing a consolidated federal income tax return or (B) be treated for U.S. federal income tax purposes as an entity disregarded from MFFB or as an entity disregarded from a Subsidiary of MFFB.

          (f)    "Taxable Period" means any 52/53-week period ending on the Saturday closest to December 31 with respect to which a consolidated U.S. federal income tax return is filed on behalf of the Group.

        2.    Payments by MFFB Subgroup to Parent.    For every Taxable Period in which the MFFB Subgroup Tax exceeds the Estimated Tax Payments, the MFFB Subgroup shall promptly pay to Parent an amount equal to such excess.

        3.    Payments by Parent to MFFB.    For every Taxable Period in which the Estimated Tax Payments exceed the MFFB Subgroup Tax, Parent shall promptly pay to MFFB the amount of such excess.

        4.    Time and Form of Payment.    Payments pursuant to Paragraphs 2 and 3 shall be made by check or wire transfer of funds no later than the due date of the Group's consolidated U.S. federal income tax return for the Taxable Period in question (not including extensions), or the date that such return is actually filed, if earlier. If the due date for such return is extended, such payments shall be made on an estimated basis and shall be recalculated no later than the extended due date for such return, or the date that such return is actually filed, if earlier, and any difference between such recalculated payments and such estimated payments shall be paid by check or wire transfer of funds to the party entitled thereto at the time of such recalculation.

        5.    Estimated Tax Payments.    For every Taxable Period, the MFFB Subgroup shall pay to Parent (by check or wire transfer of funds), no later than the fifteenth day of the fourth, sixth, ninth and twelfth months of such Taxable Period, 25%, 50%, 75% and 100%, respectively, of the current annual estimated U.S. federal income taxes (including, without limitation, alternative minimum tax and superfund tax) that the MFFB Subgroup would be required to pay for such Taxable Period, less any prior payments for such Taxable Period. Such hypothetical estimated U.S. federal income tax liability shall be determined in a manner consistent with Paragraph l(d) and subject to approval by Parent.

        6.    Adjustments

          (a)    Carryovers of Losses or Credits.    No loss, credit or similar attribute of the MFFB Subgroup, any member of the MFFB Subgroup or any former member of the MFFB Subgroup for any Taxable Period may be carried back to any preceding Taxable Period for any purpose of this Agreement. Subject to the definition of MFFB Subgroup Tax (including Paragraphs 1(d)(II) and 1(d)(III)), in the event that the MFFB Subgroup realizes in any Taxable Period a loss or credit that would be permitted under applicable provisions of the Code and Treasury Regulations to be carried forward to one or more subsequent Taxable Periods, then the MFFB Subgroup Tax shall be computed for such subsequent Taxable Period(s) to take into account such carryforward, and the payments pursuant to Paragraphs 2 and 3 shall be appropriately adjusted as determined by Parent in its reasonable discretion in a manner consistent with the underlying principles of and procedures for allocation of this Agreement.

          (b)    Redeterminations of Tax Liability.    In the event of any redetermination of the consolidated U.S. federal income tax liability of the Group for any Taxable Period as a result of an audit by the IRS, the allowance of a claim for refund, court determination, or otherwise, the MFFB Subgroup Tax shall be recomputed for such Taxable Period to take into account such redetermination in a manner consistent with such revised treatment, and the payments pursuant to Paragraphs 2 and 3 shall be appropriately adjusted by Parent in its reasonable discretion in a manner consistent with the underlying principles of and procedures for allocation of this Agreement. Any additional payment required to be made by a party hereto (other than Parent) by reason of such adjustment shall be paid by check or wire transfer of funds within 30 days of the date of a Final Determination with respect to such redetermination or as soon as such adjustment can practicably be calculated, if later, together with interest for the period and at the rate provided for in applicable provisions of the Code and, if applicable, penalties and additions to tax. Any additional payment required to be made by Parent by reason of such adjustment shall be paid by check or wire transfer of funds within 30 days of Parent's receipt of the actual refund from the IRS.

          (c)    Sale or Disposition of a Member of the MFFB Subgroup.    If a member of the MFFB Subgroup is sold, disposed of or otherwise ceases to be included in the MFFB Subgroup, the obligations between such member and Parent under this Agreement shall cease to apply to tax periods after such sale or disposition, but any obligations between such member and Parent with respect to Taxable Periods (or portions thereof) through the date of such sale or disposition (including, without limitation, indemnities, reimbursement obligations and any obligations to make the payments required under, without limitation, Paragraphs 2, 4 and 5 that have not yet been paid by reason of financial covenants or otherwise) shall survive and be payable.

        7.    Filing of Returns, Cooperation; Indemnification

          (a)    Parent As Agent.    Each member of the MFFB Subgroup hereby appoints Parent as its agent for the purpose of (i) filing such consolidated U.S. federal income tax returns for the Group as Parent may elect or be required to file, (ii) making any U.S. federal income tax election (including, without limitation, selecting methods of accounting) or (iii) taking any other action in connection therewith on behalf of the members of the Group. Each member of the MFFB Subgroup hereby consents to the filing of such returns, the making of such elections and the taking of such action. For each Taxable Period, Parent shall apply amounts that it receives in respect of U.S. federal income taxes from the MFFB Subgroup pursuant to this Agreement to the payment of taxes, if any, shown to be due on the relevant U.S. federal income tax returns of the Group for such Taxable Period and shall be entitled to retain any balance of such amounts, and Parent shall indemnify and hold harmless MFFB for any breach of this covenant.

          (b)    Cooperation.    Each member of the MFFB Subgroup shall cooperate with Parent regarding the application of this Agreement and the filing of any consolidated U.S. federal income tax returns for the Group by maintaining such books and records and providing such information as may be necessary or useful for the application of this Agreement or for the timely filing of such returns and by executing any documents and taking any other action that Parent may reasonably request in connection therewith.

          (c)    Indemnification.    Each member of the MFFB Subgroup shall indemnify and hold harmless Parent from any interest, penalties or additions to tax for any failure by Parent to timely file the consolidated U.S. federal income or estimated tax return of the Group (and pay taxes shown to be due on such returns) for any Taxable Period to the extent that such failure is attributable to the failure of the MFFB Subgroup (or member thereof) to make the payments required pursuant to Paragraphs 2, 4 and 5 or to the failure of any member of the MFFB Subgroup to comply with Paragraph 7(b). Parent shall indemnify and hold harmless each member of the MFFB Subgroup from any interest, penalties or additions to tax for any failure to timely file the consolidated U.S. federal income or estimated tax return of the Group (and pay taxes shown to be due on such returns) for any Taxable Period, but only if and to the extent that such failure (i) is attributable to actions taken (or not taken) by Parent and (i) is not attributable to the failure of the MFFB Subgroup (or member thereof) to make the payments required pursuant to Paragraphs 2, 4 and 5 or to the failure of any member of the MFFB Subgroup to comply with Paragraph 7(b).

        8.    Resolution of Disputes.    Any dispute or ambiguity concerning the calculation or basis of determination of any payment provided for under this Agreement, or any dispute or ambiguity concerning any other matter not otherwise addressed in this Agreement, shall be resolved by Parent in a manner consistent with the underlying principles of and procedures for allocation of this Agreement as determined by Parent in its reasonable discretion.

        9.    Adjudications.    In any audit, conference or other proceeding with the IRS, or in any judicial proceedings, concerning the determination of the U.S. federal income tax liabilities of the Group or of any of its members (an "Adjudication"), the Group and each of its members (including each member of the MFFB Subgroup) shall be represented by persons selected by Parent. Each member of the MFFB Subgroup shall cooperate with Parent regarding any Adjudication. The settlement and terms of settlement of any issues relating to an Adjudication shall be in the reasonable discretion of Parent.

        10.    Binding Effect; Successors.    This Agreement shall inure to the benefit of and be binding upon the parties hereto (including each member of the MFFB Subgroup, whether or not such member was a member of the MFFB Subgroup upon the original execution of this Agreement) and their respective successors and permitted assigns to the same extent as if such successors or assigns (or such future members) had been original parties to this Agreement. Any reference to "Parent" shall include any other corporation that is treated as the common parent of the affiliated group of corporations (within the meaning of Section 1504 of the Code) that includes the income, gains, losses, deductions and expenses attributable to the MFFB Subgroup.

        11.    Legal and Accounting Fees.    Any fees or expenses for legal, accounting or other professional services rendered in connection with the preparation of a consolidated U.S. federal income tax return for the Group, the application of the provisions of this Agreement or any audit, conference or proceeding of the IRS or judicial proceedings relevant to any determination required to be made under this Agreement, may be allocated appropriately, at Parent's reasonable discretion, to the MFFB Subgroup.

        12.    State, Local and Foreign Taxes

          (a)    General.    The underlying principles of and procedures for allocation and payment of U.S. federal income tax liabilities, as well as all of the other provisions of this Agreement (including, without limitation, Paragraph 7), may, in the reasonable discretion of Parent, apply in the same general way with respect to state, local and foreign taxes. In furtherance and not in limitation of the preceding sentence, (1) state, local and foreign taxes of any member of the MFFB Subgroup (whether or not such member is treated as a disregarded entity for tax purposes) shall be determined without the benefit of any state, local or foreign loss, credit or similar attribute of any corporation or other entity that is not a member of the MFFB Subgroup, (2) any member of the MFFB Subgroup may, in the sole discretion of Parent, be treated hypothetically as if it were a corporation for the relevant tax purposes, (3) each member of the MFFB Subgroup shall be treated for all purposes of this Agreement as if it had no carryovers of losses, credits or similar attributes for state, local or foreign tax purposes, as of (or prior to) the date that this Agreement becomes effective and (4) no state, local or foreign loss, credit or similar attribute of the MFFB Subgroup, any member of the MFFB Subgroup or any former member of the MFFB Subgroup for any Taxable Period may be carried back to any preceding Taxable Period for any purpose of this Agreement.

          (b)    Separate State, Local and Foreign Taxes.    Each member of the MFFB Subgroup (and not Parent) shall (i) prepare all state, local and foreign tax and information returns that such member is, under applicable law, itself required to file with the relevant state, local and foreign taxing authorities, (ii) pay all fees and expenses for legal, accounting or other professional services relating to such returns and (iii) pay all of its state, local and foreign taxes shown to be due on such returns. No member of the MFFB Subgroup shall be obligated to make any payment pursuant to Paragraph 12(a) to the extent such payment would duplicate the taxes required under applicable law to be paid, and actually paid, directly to a taxing authority by such member as described in this Paragraph 12(b).

        13.    Effect of Agreement.    This Agreement shall determine the rights and liabilities of Parent and each member of the MFFB Subgroup as to the matters provided for in this Agreement, whether or not such determination is effective for tax, financial reporting or other purposes. Any obligation of the MFFB Subgroup to Parent under this Agreement shall be a joint and several obligation of each member of the MFFB Subgroup to Parent.

        14.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement and supersedes all prior or contemporaneous agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or by any officer, employee or representative of any party. Without limiting the generality of the foregoing, for Taxable Periods beginning on and after [date], this Agreement shall, in the manner determined in the sole and absolute discretion of the Parent, supersede (a) the Amended and Restated Tax Allocation Agreement dated as of September 29, 2001 by and between Mrs. Fields' Holding Company, Inc., TCBY Holding Company, Inc., Mrs. Fields Famous Brands, Inc. and all direct and indirect subsidiaries that are parties thereto, (b) the TCBY Tax Allocation Agreement dated as of June 3, 2001 by and between TCBY Holding Company, Inc. and all direct or indirect subsidiaries that are parties thereto and (c) the Supplement To Tax Allocation Agreement dated as of September 29, 2001 by and among Mrs. Fields' Holding Company, Inc., all "MFH Subsidiaries" (as defined therein), TCBY Holding Company, Inc., all "TCBY Subsidiaries" (as defined therein) and Mrs. Fields Famous Brands, Inc. This Agreement shall not be modified, supplemented or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provision of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

        15.    Code References.    Any references to Sections of the Code shall be deemed to refer to any successor provisions of the Code and shall refer to such Sections or provisions as in effect from time to time.

        16.    Third Parties.    Except as specifically set forth or referred to in this Agreement, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto (and, in accordance with Paragraph 10, their successors or assigns) any rights or remedies under or by reason of this Agreement.

        17.    Governing Laws.    This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

        18.    Term.    This Agreement shall be effective beginning on the date hereof and shall cease to be effective at such time as the parties hereto mutually agree in writing.

        19.    Severability.    If any provision of this Agreement or the application thereof to any party is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other parties or circumstances will not be affected thereby, the provisions of this Agreement being severable in any such instance.

        20.    Loan Covenants.    MFFB shall not be obligated to make payments pursuant to Paragraphs 2 or 5, to the extent that such payments would exceed the consolidated federal income taxes (including estimated taxes) payable by Parent in respect of the Group, unless MFFB's ratio of "Net Indebtedness" to "Consolidated EBITDA" (as such terms are defined in the indenture for the senior secured notes due 2011 issued by MFFB (the "Indenture")) is less than 3.75:1.0 and MFFB is otherwise in compliance with the terms of the Indenture governing such senior secured notes. Any payments precluded by this provision shall nonetheless accrue and be payable when MFFB's ratio of "Net Indebtedness" to "Consolidated EBITDA" is less than 3.75:1.0 and MFFB is otherwise in compliance with the terms of the Indenture governing such senior secured notes. MFFB shall not make payments under this Agreement unless Parent shall have complied with the certification requirement of Section 4.10 of the Indenture.

        21.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        The parties hereto have caused this Agreement to be duly executed as of the date first written above.

MRS. FIELDS' COMPANIES, INC.
By:	/s/ MICHAEL R. WARD
Name: Michael R. Ward Title: Senior Vice President, General Counsel and Secretary
MRS. FIELDS FAMOUS BRANDS, LLC
By:	/s/ MICHAEL R. WARD
Name: Michael R. Ward
Title: Senior Vice President, General Counsel and Secretary

GREAT AMERICAN COOKIE COMPANY FRANCHISING, LLC, MRS. FIELDS FRANCHISING, LLC, PRETZEL TIME FRANCHISING, LLC, PRETZELMAKER FRANCHISING, LLC, TCBY SYSTEMS, LLC, MRS. FIELDS GIFTS, INC., THE MRS. FIELDS' BRAND, INC., GREAT AMERICAN MANUFACTURING, LLC, MRS. FIELDS COOKIES AUSTRALIA, TCBY INTERNATIONAL, INC., TCBY OF TEXAS, INC. RIVERPORT EQUIPMENT AND DISTRIBUTION COMPANY, CMI PROPERTY HOLDINGS, INC., JUICE WORKS DEVELOPMENT, INC., TCBY OF TURKEY, INC, TCBY OF COLOMBIA, INC., TCBY OF BOLIVIA, INC., TCBY OF IRELAND, INC., TCBY OF SAUDI ARABIA, INC., TCBY OF MEXICO, INC., TCBY OF ARUBA, INC., TCBY UNITED KINGDOM, INC., TCBY OF PHILIPPINES, INC., TCBY OF QATAR, INC., TCBY OF ISRAEL, INC., TCBY OF PORTUGAL, INC., TCBY OF NETHERLANDS, INC., TCBY OF AUSTRALIA, INC., TCBY OF JORDAN, INC., TCBY OF SOUTH AFRICA, INC., TCBY OF KUWAIT, INC.
By:	/s/ MICHAEL R. WARD
Name: Michael R. Ward
Title: Senior Vice President, General Counsel and Secretary

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  Exhibit 10.15
TAX ALLOCATION AGREEMENT